Exhibit 99.2

Filed by SunCoke Energy Partners, L.P.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: SunCoke Energy Partners, L.P.

Commission File No.: 1-35782

Frederick A. (“Fritz”) Henderson
Chairman and Chief Executive Officer
SunCoke Energy, Inc.
1011 Warrenville Road
Suite 600
Lisle, IL 60532

October 28, 2016

SunCoke Energy Partners GP LLC

1011 Warrenville Road

Suite 600

Lisle, IL 60532

Attention:	Mr. C. Scott Hobbs,
Presiding Director

Re:	Proposal to acquire all publicly traded common units representing limited partner interests in SunCoke Energy Partners, L.P.

Ladies and Gentlemen:

SunCoke Energy, Inc. (“SXC”) is pleased to submit a proposal (the “Proposal”) pursuant to which SXC would acquire all of the outstanding common units of SunCoke Energy Partners, L.P. (“SXCP”) not already owned by SXC. Subject to the negotiation and execution of mutually acceptable definitive documentation containing terms and conditions customary for a transaction of this type, SXC hereby proposes to exchange 1.65 new shares of SXC common stock for each issued and outstanding publicly-held SXCP common unit. The consideration represents a five percent (5%) premium to SXCP’s closing price of $16.95 per common unit on the New York Stock Exchange on October 28, 2016.

The transaction is expected to be structured as a merger between SXCP and a wholly-owned subsidiary of SXC. We anticipate that the Board of Directors of SunCoke Energy Partners GP LLC (“SXCP GP”) will delegate the authority to review, evaluate and negotiate the Proposal to its conflicts committee, comprised entirely of independent directors (the “Conflicts Committee”). We welcome the opportunity to present the Proposal in more detail to the Conflicts Committee and

SunCoke Energy Partners GP LLC

October 28, 2016

its advisors as soon as possible, and we are prepared to dedicate such resources as may be necessary to complete negotiations, execute definitive agreements and close the transaction as expeditiously as possible. Please be aware, however, that SXC is interested only in acquiring all of the outstanding common units of SXCP. SXC has no interest in selling any of its partnership interests in SXCP, selling assets to SXCP or pursuing other strategic alternatives involving SXCP.

We do not expect that regulatory approvals will be an impediment to closing, or that the transaction will be conditioned on the availability of any financing to SXC.

This Proposal is non-binding, and no agreement, arrangement or understanding between the parties with respect to the Proposal or any other transaction will be created until such time as mutually satisfactory definitive agreements have been executed and delivered. The making of the Proposal has been authorized by the Board of Directors of SXC, but the definitive agreements and the transactions contemplated thereby will require approval by the Board of Directors of SXC and SXC’s shareholders, as well as SXCP GP’s Conflicts Committee and SXCP’s unitholders.

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SunCoke Energy Partners GP LLC

October 28, 2016

SXC looks forward to completing this proposed transaction with SXCP, which we believe is attractive to SXCP’s public unitholders.

Sincerely,

/s/ FREDERICK A. HENDERSON
Frederick A. Henderson
Chairman, President and Chief Executive Officer
SunCoke Energy, Inc.

cc:	Katherine T. Gates

P. Michael Hardesty

Wayne L. Moore

Nancy M. Snyder

Fay West